NetWolves

For Immediate Release

Contact:
Britt M. Isaac
NetWolves Corp.
(813) 286-8644
britt.isaac@netwolves.com


        NetWolves Reports Third Quarter Financial and Operating Results


Tampa, Fla. May 17, 2004 NetWolves Corp. (NASDAQ: WOLV), a global network continuity and security provider, today announced its financial and operating results for the third quarter ended March 31, 2004.

The company reported fiscal third quarter revenue of $6.2 million, which represents an increase of $700,000 or 11.8 percent from the comparable quarter of fiscal 2003. For the nine months ended March 31, 2004, the company reported revenue of $18.2 million, which represents an increase of $2.6 million or 16.5 percent from the comparable period in the prior year. The company reported a net loss for the third quarter of $872,000 compared to a net loss of $232,000 during the same quarter the prior year. The company reported a net loss for the nine months ended March 31, 2004 of $2.7 million compared to a net loss of $3.2 million during the same period the prior year. Included in the net losses for the three and nine month periods ended March 31, 2003 was a gain of $716,000 for the extinguishment of debt. Approximately $1.8 million of the current nine month period $2.7 million loss was attributable to non-cash items.

Based on its existing contracts and anticipated delivery schedules, NetWolves believes it will meet its previously announced estimate of 25 percent annual revenue growth for the fiscal year ended June 30, 2004, without significant increases in operating costs.

Recent company highlights:

     -- NetWolves received a delivery schedule for more than 1,000 WolfPac Security Platforms to support its major customer's continued global VPN rollout. The units are expected to ship to four countries starting in May.

     -- Baer Media selected NetWolves to support the nationwide rollout of "Ask Max," a kiosk- based Shopping Information System (SIS). The two companies will provide Baer Media with a complete Managed Services Offering (MSO).

     -- During the third quarter, the company announced that Marchon Eyewear, one of the world's largest privately owned producers and distributors of fashion and technologically advanced eyewear, selected NetWolves' MSO.

     -- NetWolves announced a more robust suite of managed security services, including Quality of Service technology for shaping network traffic passing through its WolfPac Security Platform, as well as full support for SafeNet's Remote VPN client software.

     -- In April, NetWolves announced the development of a new corporate communications department to increase awareness of the company among its principal audiences, including potential customers and the financial community.

"We believe that our managed services business model, our investment in direct sales initiatives and our strategic partnership with NCR have had a significant positive impact on the company's potential growth in fiscal 2004," said Walter
M. Groteke, chairman and chief executive officer for NetWolves. "Our focus has always been on running a successful business and building a strong foundation for the future. We have made significant progress during the past year, and are confident in our prospects as we move forward."
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The company will host a conference  call today at 10:30 a.m.  Eastern to discuss its financial and operating results. Shareholders, the investment community and the media are invited to participate by calling 1-888-505-2282. A replay will be available for 30 days following the call, which can be accessed by calling 1-800-642-1687 and entering the passcode 7231640. Transcripts will also be available by contacting investor@netwolves.com approximately three days after the event.


About NetWolves Corporation

NetWolves Corp. is a global network continuity and security provider that supports in excess of 1,000 companies in more than 65 countries. As a neutral FCC-licensed carrier with a proprietary network communications and management infrastructure, NetWolves provides a cost-effective, comprehensive and reliable network communications service. Some of NetWolves' customers include General Electric, Swift Transportation, Bristol-Myers Squibb, McLane Company, JoAnn Stores, The Sutherland Group and Marchon Eyewear. NetWolves is headquartered in Tampa, Fla. Additional information is available at www.netwolves.com or by calling 1-888-638-9658.

                                      ###

Forward Looking Statements

All statements other than statements of historical fact included herein, including without limitation statements regarding the Company's financial position, business strategy, and the plans and objectives of the Company's management for future operations, are forward looking statements. When used in this release, words such as "anticipate," "believes," "estimate," "expect," "should," "intend," "projects," "objective," and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business and economic conditions, ability to raise additional funds, competitive factors and pricing pressure and capacity and supply constraints. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, uncertainties, and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. Readers are cautioned not to place undue reliance on these forward- looking statements. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.